Exhibit 99.1
THE LOVESAC COMPANY REPORTS SECOND QUARTER FISCAL 2025 FINANCIAL RESULTS

Q2 FY25 Net Sales growth of 1.3% to $156.6 Million

STAMFORD, Conn., September 12, 2024 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch, today announced financial results for the second quarter of fiscal 2025, which ended August 4, 2024.

Shawn Nelson, Chief Executive Officer, stated, “Our second quarter results were inline with our expectations as we continued to drive market share gains amidst a challenging industry backdrop. We are pleased with the incredible reception we have seen with the product innovation we have delivered recently through our PillowSac Accent Chair as well as our newly launched AnyTable. We are excited to continue to build on the momentum we are driving through expanding our offering, and while we are prudently planning for the second half of the year given the category headwinds, we believe we are well positioned to deliver on our objectives for both the near- and long-term.”

Key Measures for the Second Quarter and First Half of Fiscal 2025 Ending August 4, 2024:
(Dollars in millions, except per share amounts. Dollar and percentage changes may not recalculate due to rounding.)

	Thirteen weeks ended			Twenty-six weeks ended
	August 4, 2024	July 30, 2023	% Inc (Dec)	August 4, 2024	July 30, 2023	% Inc (Dec)
Net sales
Showrooms	$98.8	$98.2	0.6%	$180.4	$181.8	(0.8%)
Internet	$44.3	$41.4	7.0%	$80.9	$81.7	(0.9%)
Other	$13.5	$14.9	(9.3%)	$27.9	$32.3	(13.5%)
Total net sales	$156.6	$154.5	1.3%	$289.2	$295.7	(2.2%)
Gross profit	$92.4	$92.4	—%	$164.4	$163.0	0.9%
Gross margin	59.0%	59.8%	(80) bps	56.8%	55.1%	170 bps
Total operating expenses	$100.7	$93.4	7.9%	$190.6	$169.7	12.4%
SG&A	$73.7	$63.8	15.4%	$142.1	$120.4	18.0%
SG&A as a % of Net Sales	47.0%	41.3%	570 bps	49.1%	40.7%	840 bps
Advertising and marketing	$23.3	$26.5	(12.2%)	$41.3	$43.4	(4.9%)
Advertising & marketing as a % of Net Sales	14.9%	17.2%	(230) bps	14.3%	14.7%	(40) bps
Net loss	$(5.9)	$(0.6)	(823.0%)	$(18.8)	$(4.8)	(296.2%)
Basic net loss per common share	$(0.38)	$(0.04)	(850.0%)	$(1.21)	$(0.31)	(290.3%)
Diluted net loss per common share	$(0.38)	$(0.04)	(850.0%)	$(1.21)	$(0.31)	(290.3%)
Adjusted EBITDA [1]	$1.5	$5.3	(71.7%)	$(8.8)	$3.2	(373.5%)
Net cash provided by (used in) operating activities	$6.2	$21.1	(70.6%)	$(0.8)	$27.3	(103.0%)

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Exhibit 99.1

Percent increase (decrease) except showroom count
	Thirteen weeks ended		Twenty-six weeks ended
	August 4, 2024	July 30, 2023	August 4, 2024	July 30, 2023
Omni-channel Comparable Net Sales(1)	(5.4)%	(5.8)%	(10.0)%	(6.2)%
Internet Sales	7.0%	16.6%	(0.9)%	22.3%
Ending Showroom Count	254	223	254	223

1 Omni-channel Comparable Net Sales includes sales at all retail locations and online, open greater than 12 months (including remodels and relocations) and excludes closed stores.

Highlights for the Quarter Ended August 4, 2024:

•Net sales increased $2.1 million, or 1.3%, in the second quarter of fiscal 2025 compared to the prior year period primarily driven by the net addition of 31 new showrooms, partially offset by a decrease of 5.4% in omni-channel comparable net sales. During the second quarter of fiscal 2025, we opened 10 additional showrooms and closed 2 showrooms.

•Gross profit remained flat in the second quarter of fiscal 2025 compared to the prior year period. Gross margin decreased 80 basis points to 59.0% of net sales in the second quarter of fiscal 2025 from 59.8% of net sales in the prior year period primarily driven by a decrease of 110 basis points in product margin driven by higher promotional discounting and an increase of 50 basis points in outbound transportation and warehousing costs, partially offset by a decrease of 80 basis points in inbound transportation costs.

•SG&A expense increased $9.9 million, or 15.4%, in the second quarter of fiscal 2025 compared to the prior year period due to investments in payroll, equity-based compensation, professional fees, rent, and infrastructure.
•Advertising and marketing expense decreased $3.2 million, or 12.2% in the second quarter of fiscal 2025 compared to the prior year period primarily due to costs related to our 25th anniversary campaign in FY24 not repeating in FY25.
•Operating loss was $8.4 million in the second quarter of fiscal 2025 compared to $1.0 million in the prior year period. Operating margin was (5.3)% of net sales in the second quarter of fiscal 2025 compared to (0.7)% of net sales in the prior year period.

•Net loss was $5.9 million in the second quarter of fiscal 2025 or $(0.38) net loss per common share compared to $0.6 million or $(0.04) net loss per common share in the prior year period. During the second quarter of fiscal 2025, the Company recorded an income tax benefit of $1.8 million, compared to less than $0.1 million in the prior year period. The change in benefit is primarily driven by higher net loss before taxes and an increase in the effective tax rate.

Highlights for the Year-to-date Period Ended August 4, 2024:

•Net sales decreased $6.5 million, or 2.2%, in the first half of fiscal 2025 compared to the prior year period primarily driven by a decrease of 10.0% in omni-channel comparable net sales, partially offset by the net addition of 31 new showrooms compared to the prior year period.

•Gross profit increased $1.4 million, or 0.9%, in the first half of fiscal 2025 compared to the prior year period. Gross margin increased 170 basis points to 56.8% of net sales in the first half of fiscal 2025 from 55.1% of net

Exhibit 99.1
sales in the prior year period primarily driven by a decrease of 420 basis points in inbound transportation costs, partially offset by an increase of 130 basis points in outbound transportation and warehousing costs and a decrease of 120 basis points in product margin driven by higher promotional discounting.

•SG&A expense increased $21.7 million, or 18.0%, in the first half of fiscal 2025 compared to the prior year period due to investments in payroll, professional fees, equity-based compensation, infrastructure, and rent.

•Advertising and marketing expense decreased $2.1 million, or 4.9% in the first half of fiscal 2025 compared to the prior year period primarily due to costs related to our 25th anniversary campaign in FY24 not repeating in FY25.

•Operating loss was $26.2 million in the first half of fiscal 2025 compared to $6.7 million in the prior year period. Operating margin was (9.1)% of net sales in the first half of fiscal 2025 compared to (2.3)% of net sales in the prior year period.

•Net loss was $18.8 million in the first half of fiscal 2025 or $(1.21) net loss per diluted share compared to $4.8 million or $(0.31) net loss per diluted share in the prior year period. During the first half of fiscal 2025, the Company recorded an income tax benefit of $6.0 million, compared to $1.3 million for the prior year period. The change in benefit is primarily driven by higher net loss before taxes and an increase in the effective tax rate.

Other Financial Highlights as of August 4, 2024:

•The cash and cash equivalents balance as of August 4, 2024 was $72.1 million as compared to $54.7 million as of July 30, 2023. There was no balance on the Company’s line of credit as of August 4, 2024 and July 30, 2023. The Company’s availability under the line of credit was $36.0 million as of August 4, 2024 and July 30, 2023. As previously announced, on July 29, 2024, we amended the credit agreement to add an uncommitted accordion feature that allows the Company, subject to certain customary conditions, to increase the size of the revolving credit facility by $10 million and, among other things, extend the maturity date of the loans made under the Amendment from September 30, 2024 to July 29, 2029.

•Total merchandise inventory was $88.3 million as of August 4, 2024 as compared to $105.0 million as of July 30, 2023 principally related to a planned stock inventory decrease of $14.1 million coupled with a decrease in freight capitalization of $3.5 million related to the decrease in inbound freight expense.

Outlook:

The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and the Company assumes no obligation to update or supplement this information.

The Company expects the following for the full year of fiscal 2025:
•Net sales in the range of $700 million to $735 million.
•Adjusted EBITDA1 in the range of $52 million to $59 million.
•Net income in the range of $17 million to $21 million.
•Diluted income per common share in the range of $1.01 to $1.26 on approximately 16.9 million estimated diluted weighted average shares outstanding.
•Fiscal 2025 will contain 52 weeks versus Fiscal 2024 which contained an additional “53rd week” in the fourth quarter.

Exhibit 99.1
The Company currently expects the following for the third quarter of fiscal 2025:
•Net sales in the range of $152 million to $160 million.
•Adjusted EBITDA1 in the range of a loss of $3 million to income of $1 million.
•Net loss in the range of $4 million to $8 million.
•Basic loss per common share in the range of $0.28 to $0.50 on approximately 15.6 million estimated weighted average shares outstanding.

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Conference Call Information:

A conference call to discuss the financial results for the second quarter ended August 4, 2024 is scheduled for today, September 12, 2024, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company:

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed For Life approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, SACTIONALS, DESIGNED FOR LIFE, ANYTABLE, and THE WORLD'S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in the U.S. Patent and Trademark Office.

Non-GAAP Information:

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto. Statements regarding our expectations as to fiscal 2025 Adjusted EBITDA do not include certain charges and costs. These items include equity-based compensation expense and certain other charges and gains that we do not believe reflect our underlying business performance. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs. This is due to the

Exhibit 99.1
inherent difficulty of forecasting the timing of certain events that have not yet occurred and are out of the Company’s control.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Exhibit 99.1
Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “continue(s),” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “expectation(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release under the heading “Outlook” and all statements regarding strategy, future operations and launch of new products, the pace and success of new products, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: business disruptions or other consequences of economic instability, political instability, civil unrest, armed hostilities, natural and man-made disasters, pandemics or other public health crises, or other catastrophic events; the impact of changes or declines in consumer spending and increases in interest rates and inflation on our business, sales, results of operations and financial condition; our ability to manage and sustain our growth and profitability effectively, including in our ecommerce business, forecast our operating results, and manage inventory levels; our ability to improve our products and develop and launch new products; our ability to successfully open and operate new showrooms; our ability to advance, implement or achieve the goals set forth in our ESG Report; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; execution of our share purchase program and its expected benefits for enhancing long-term shareholder value; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates and employees; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; any inability to implement and maintain effective internal control over financial reporting or inability to remediate any internal controls deemed ineffective; the impact of the restatement of our previously issued audited financial statements as of and for the year ended January 29, 2023 and our unaudited condensed financial statements for the quarterly periods ended April 30, 2023, October 30, 2022, July 31, 2022 and May 1, 2022, and the related litigation and investigation related to such restatements; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Caitlin Churchill, ICR
(203) 682-8200
InvestorRelations@lovesac.com

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED BALANCE SHEETS
(unaudited)

(amounts in thousands, except share and per share amounts)	August 4, 2024	February 4, 2024
Assets
Current Assets
Cash and cash equivalents	$72,126	$87,036
Trade accounts receivable, net	14,787	13,463
Merchandise inventories, net	88,287	98,440
Prepaid expenses	15,281	11,664
Other current assets	3,677	3,845
Total Current Assets	194,158	214,448
Property and equipment, net	77,012	70,807
Operating lease right-of-use assets	159,131	155,856
Goodwill	144	144
Intangible assets, net	1,428	1,457
Deferred tax asset	16,885	10,803
Other assets	32,317	28,665
Total Assets	$481,075	$482,180
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$28,524	$28,821
Accrued expenses	35,838	38,622
Payroll payable	10,694	6,998
Customer deposits	15,297	8,257
Current operating lease liabilities	19,011	17,628
Sales taxes payable	5,712	6,030
Total Current Liabilities	115,076	106,356
Operating lease liabilities, long-term	163,405	157,876
Income tax payable, long-term	452	452
Line of credit	—	—
Total Liabilities	278,933	264,684
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of August 4, 2024 and February 4, 2024.	—	—
Common Stock $0.00001 par value, 40,000,000 shares authorized, 15,558,682 shares issued and outstanding as of August 4, 2024 and 15,489,364 shares issued and outstanding as of February 4, 2024.	—	—
Additional paid-in capital	186,562	183,095
Accumulated earnings	15,580	34,401
Stockholders' Equity	202,142	217,496
Total Liabilities and Stockholders' Equity	$481,075	$482,180

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
(amounts in thousands, except per share data and share amounts)	August 4, 2024	July 30, 2023	August 4, 2024	July 30, 2023
Net sales	$156,590	$154,529	$289,233	$295,722
Cost of merchandise sold	64,221	62,139	124,819	132,757
Gross profit	92,369	92,390	164,414	162,965
Operating expenses:
Selling, general and administration expenses	73,674	63,834	142,077	120,380
Advertising and marketing	23,310	26,535	41,306	43,448
Depreciation and amortization	3,756	3,014	7,258	5,836
Total operating expenses	100,740	93,383	190,641	169,664
Operating loss	(8,371)	(993)	(26,227)	(6,699)
Interest income, net	694	351	1,438	692
Net loss before taxes	(7,677)	(642)	(24,789)	(6,007)
Benefit from income taxes	1,816	7	5,968	1,257
Net loss	$(5,861)	$(635)	$(18,821)	$(4,750)

Net loss per common share:
Basic	$(0.38)	$(0.04)	$(1.21)	$(0.31)
Diluted	$(0.38)	$(0.04)	$(1.21)	$(0.31)

Weighted average shares outstanding:
Basic	15,590,207	15,422,640	15,564,016	15,326,702
Diluted	15,590,207	15,422,640	15,564,016	15,326,702

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

	Twenty-six weeks ended
(amounts in thousands)	August 4, 2024	July 30, 2023
Cash Flows from Operating Activities
Net loss	$(18,821)	$(4,750)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	7,038	5,608
Amortization of other intangible assets	220	228
Amortization of deferred financing fees	97	81
Net loss on disposal of property and equipment	62	145
Equity based compensation	3,904	2,037
Non-cash lease expense	12,355	10,880
Deferred income taxes	(6,082)	(1,398)
Change in operating assets and liabilities:
Trade accounts receivable	(1,324)	1,109
Merchandise inventories	10,153	14,657
Prepaid expenses and other current assets	(3,406)	(524)
Other assets	(3,652)	(3,518)
Accounts payable and accrued expenses	303	3,087
Operating lease liabilities	(8,718)	(5,817)
Customer deposits	7,040	5,519
Net cash (used in) provided by operating activities	(831)	27,344
Cash Flows from Investing Activities
Purchase of property and equipment	(13,360)	(12,361)
Payments for patents and trademarks	(142)	(160)
Net cash used in investing activities	(13,502)	(12,521)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(437)	(3,588)
Payment of deferred financing costs	(140)	(52)
Net cash used in financing activities	(577)	(3,640)
Net change in cash and cash equivalents	(14,910)	11,183
Cash and cash equivalents - Beginning	87,036	43,533
Cash and cash equivalents - Ending	$72,126	$54,716
Supplemental Cash Flow Data:
Cash paid for taxes	$8,354	$1,232
Cash paid for interest	$61	$66
Non-cash investing activities:
Asset acquisitions not yet paid for at period end	$589	$3,698

Exhibit 99.1
THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
(amounts in thousands)	August 4, 2024	July 30, 2023	August 4, 2024	July 30, 2023
Net loss	$(5,861)	$(635)	$(18,821)	$(4,750)
Interest income, net	(694)	(351)	(1,438)	(692)
Income tax benefit	(1,816)	(7)	(5,968)	(1,257)
Depreciation and amortization	3,756	3,014	7,258	5,836
EBITDA	(4,615)	2,021	(18,969)	(863)
Equity-based compensation (a)	2,760	1,467	3,963	2,272
Loss on disposal of assets (b)	19	145	62	145
Other non-recurring expenses (c)	3,332	1,650	6,182	1,650
Adjusted EBITDA	$1,496	$5,283	$(8,762)	$3,204
(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors. Employer taxes are included as part of selling, general and administrative expenses on the Statements of Operations.
(b)Represents loss on disposal of property and equipment.
(c)Other non-recurring expenses in the thirteen weeks ended August 4, 2024 represents professional fees related to the restatement of previously issued financial statements, expenses associated with other legal matters, and one-time pre-production costs, partially offset by benefits related to insurance proceeds. Other non-recurring expenses in the twenty-six weeks ended August 4, 2024 also includes severance. Other non-recurring expenses in the thirteen and twenty-six weeks ended July 30, 2023 represents professional fees related to the restatement of previously issued financial statements.